Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is entered into on and effective as of May 18, 2021 ("Effective Date"), by and between Tuesday Morning, Inc., a Texas corporation (the "Company"), and Marc Katz ("Consultant").

RECITALS

The Company wishes to utilize certain services which can be performed by Consultant, and Consultant can provide and desires to render such services to the Company, and the parties agree that it would be to their mutual advantage to execute this Agreement and thereby define the terms and conditions which shall control the rendering of services provided to the Company by Consultant.

In consideration of the promises and mutual covenants in this Agreement, the Company and Consultant agree as follows:

I.       SERVICES TO BE PROVIDED BY CONSULTANT

Description of Consulting Services. Subject to the terms of this Agreement, the Company initially retains Consultant as the Interim Chief Financial Officer, and in other consulting roles as may be agreed to by the CEO and Consultant. Consultant agrees to serve as a consultant to the Company, subject to and in accordance with the authority and direction of the CEO of the Company for the purpose of providing such consulting services as specifically may be requested by the CEO or the Board of Directors and shall include but not be limited to acting as the interim Chief Financial Officer for any period that this Agreement is in effect after May 19, 2021 (the "Consulting Services").

A.               Representations by Consultant. Consultant represents to the Company that Consultant is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Consultant's ability to perform the Consulting Services in accordance with the Agreement's terms, including without limitation any agreement or obligation to or with any other company, and that Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant's engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Consultant agrees that Consultant will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Consultant's performance under this Agreement. Consultant further represents that Consultant's performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to this Agreement, and Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.

B.               Nature of Relationship Between Parties. Consultant will render the Consulting Services in this Agreement as an independent contractor. Except as otherwise specifically agreed to by the Company in writing, and other than as necessary to carrying out the functions of a Chief Financial Officer, Consultant will have no authority or power to bind the Company with respect to third parties and Consultant shall not represent to third parties that Consultant is an officer of the Company or has authority or power to bind the Company. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Consultant and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them and other than as necessary to Consultant's performance of functions of a Chief Financial Officer.

II.       COMPENSATION FOR CONSULTING SERVICES

A.                Compensation. As full compensation for the Consulting Services rendered pursuant to this Agreement, the Company shall pay Consultant the following fee (the "Consulting Fee"): Fifty Thousand Dollars and No Cents ($50,000.00) per calendar month worked. A pro rata amount will be paid for any partial month served. The Consulting Fee shall be paid on a monthly basis by the thirtieth (30th) day of each month following the month in which services are performed. Consultant agrees to invoice the Company on a monthly basis as soon as practicable following the time in which services are performed. The number of hours to be worked in a particular month during the Term (as defined in Section V.A. below) shall be determined and mutually agreed upon by the Chief Executive Officer and Consultant from time to time.

B.                 Incentive Bonus.

i.     The Company shall pay to the Consultant the following bonus (the "First Incentive Bonus"): One Hundred Thousand Dollars and No Cents ($100,000) upon the Consultant working full-time for the Company for ninety (90) days from the date of this Agreement. The First Incentive Bonus shall be paid within thirty (30) calendar days from the date earned. Notwithstanding the foregoing, if the Consultant's Agreement is terminated by the Company without cause in the first ninety (90) days, the Company shall pay the First Retention Bonus to the Consultant within thirty (30) calendar days from the termination. If the Consultant voluntarily terminates the Agreement in the first ninety (90) days, the First Incentive Bonus will not be paid.

ii.   The Company shall pay to the Consultant the following bonus (the "Second Incentive Bonus"): One Hundred and Fifty Thousand Dollars and No Cents ($150,000) upon the Consultant working full-time for the Company for one hundred and eighty (180) days from the Date of this Agreement. The Second Incentive Bonus shall be paid within thirty (30) calendar days from the date earned. Notwithstanding the foregoing, if the Consultant's Agreement is terminated without cause by the Company after the payment of the First Incentive Bonus, but before the payment of the Second Incentive Bonus, the Company shall pay the Second Incentive Bonus to the Consultant within thirty (30) calendar days from the termination. If the Consultant voluntarily terminates the Agreement in the first one hundred and eighty (180) days, the Second Incentive Bonus will not be paid.

iii.   For purposes of this agreement "Cause will have the following definition": "Cause" means (i) willful misconduct or gross negligence with respect to the Consultant's duties as a consultant to the Company; (ii) indictment for a felony; (iii) commission of fraud, embezzlement, theft or other act involving dishonesty, or a crime constituting moral turpitude, in any case whether or not involving the Company, that, in the opinion of the Company, renders the Consultant's continued service harmful to the Company; (iv) material breach or persistent breaches of any kind of the Company's employment, as they may exist from time-to-time, which is not cured after notice by the Company; and/or (v) violation by the Consultant of the terms of any non-disclosure or similar agreement with respect to the Company including, without limitation, the provisions of Section IV of this Agreement, not including any disclosure made in good faith in the performance of Consultant's duties as Chief Financial Officer.

C.               Legal Fees. Upon presentation of appropriate documentation, The Company will pay or reimburse the Consultant's reasonable legal fees incurred with the negotiation and drafting of this Agreement, up to a maximum of Ten Thousand Dollars and No Cents ($10,000) which will be paid within thirty (30) days of submission.

D.               Expense Reimbursement. The Company will provide reimbursement for all reasonable expenses within thirty (30) days from the receipt of each statement. Expense reimbursements to Consultant shall not include any compensation for overhead or profit. Consultant shall present a statement for the expenses, including accompanying vouchers, receipts, or other supporting documentation, on a monthly basis. Such statement shall include reasonable documentation that the amount involved was expended and related to the Consulting Services provided under this Agreement.

E.                Performance of Services. Consultant shall be available to perform Consulting Services for the Company during the Term, except as otherwise specifically provided herein or mutually agreed upon by the Company and Consultant.

F.                Benefits. Consultant shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Consultant shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers' compensation, occupational injury, life insurance and vacation or sick benefits.

G.               Workers' Compensation. Consultant shall not be an employee of the Company with respect to services performed under this Agreement for workers' compensation purposes and understands and acknowledges that the Company shall not obtain workers' compensation insurance covering the Consultant.

III. PAYMENT OF TAXES

A.               Federal, State, and Local Taxes. Neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant shall not be an employee of the Company with respect to services performed under the Agreement for federal, state, or local tax purposes.

B.               Notices to Contractor about Tax Duties and Liabilities. Consultant understands that Consultant is responsible for paying, according to the applicable law, Consultant's income taxes. The parties agree that any tax consequences or liability arising from the Company's payments to Consultant shall be the sole responsibility of Consultant. Should any state or federal taxing authority determine that any of the payments under Section II constitute income subject to withholding under any federal or state law, then Consultant agrees to indemnify and hold the Company harmless for any and all tax liability resulting from the Consultant's failure to timely pay his federal, state, or local income taxes, including but not limited to, taxes, levies assessments, fines, interest, costs, expenses and penalties.

IV.       INDEMNIFICATION AND COVENANTS

A.             Indemnification. The Company shall indemnify, defend and hold Consultant harmless from and against any claims, suits or proceedings arising from the Consulting Services provided by Consultant under this Agreement to the fullest extent such protection is provided by the Company to officers of the Company pursuant to the Company's by-laws. The Consultant shall be covered under any Company insurance applicable to liability of officers of the Company arising from the performance of services on behalf of the Company. The Company shall indemnify, defend and hold Consultant harmless from and against any claims, suits or proceedings arising from the Consulting Services provided by Consultant under this Agreement.

B.             Consultant's Standard of Care. The Consultant shall be subject to all Company policies applicable to appropriate and professional conduct, including prohibitions against offensive, harassing or discriminatory behavior.

C.             Non-Solicitation. The Consultant agrees that for a period of twelve (12) months following the last date that Consultant performs the Consulting Services for the Company, the Consultant, shall not recruit, solicit, hire, directly or by assisting others, any persons who is an employee of the Company or who was employed or engaged by the Company within the preceding twelve (12) months.

D.             Non-Competition During Term. Consultant agrees that during the Term, other than in connection with Consultant's duties under this Agreement, Consultant shall not perform services for, do business with (excepting previously held investments) or otherwise engage in any employment in the off-price retail goods sector only.

E.              Confidentiality.

i.     Confidential Information. The Company shall provide Consultant Confidential Information (defined below). Consultant acknowledges that during Consultant's engagement with the Company, the Company shall grant Consultant otherwise prohibited access to its trade secrets and other confidential information which is not known to the Company's competitors or within the Company's industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, "Confidential Information" includes, all trade secrets and confidential and proprietary information of the Company, including, but not limited to, the following: software, technical, and business information relating to the Company's inventions and products (including product construction and product specifications), research, development, production processes, manufacturing and engineering processes, finances, services, know-how, technical data, policies, strategies, designs, formulas, programming standards, developmental or experimental work, improvements, discoveries, plans for research or future products, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing and sales plans and strategies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions, information regarding the names, contact information, skills and compensation of employees and contractors of the Company, and other business information disclosed or made available to Consultant by the Company, either directly or indirectly, in writing, orally, or by drawings or observation.

ii.     Non-Disclosure.

a.                  In exchange for the Company's agreement to provide Consultant with Confidential Information and to protect the Company's legitimate business interests, Consultant shall hold all Confidential Information in strict confidence. Consultant shall not, during the Term of this Agreement or at any time thereafter, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person to use, disclose or exploit, except for the benefit of the Company, without prior written authorization, any Confidential Information or part thereof, except as: (1) necessary for the performance of the Consulting Services; or (2) permitted by law. Consultant shall use all reasonable precautions to assure that all Confidential Information is properly protected and kept from unauthorized persons. Consultant acknowledges and agrees that all Confidential Information that will be provided to Consultant during the Term of this Agreement is and will continue to be the exclusive property of the Company.

b.                  During the Term of this Agreement, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company's part to maintain the confidentiality of and to use such information only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or organization or to use it except as necessary in the course of Consultant's engagement with the Company and in accordance with the Company's agreement with such third party.

F.       Agreement to Return Company Property/Documents. Following the termination of the Agreement for any reason, Consultant agrees that: (i) Consultant will not take, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the explicit written consent of an authorized Company representative; and (ii) Consultant will promptly return to the Company all Confidential Information, property, documents, files, records and tapes (written or electronically stored) that have been in its possession or control regarding the Company, and Consultant will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. Consultant further agrees to return to the Company , promptly following the end of the term, all Company property issued at any time during the Term of this Agreement, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the Company or Consultant on behalf of the Company.

V.       PERIOD OF AGREEMENT; TERMINATION

A.             Period. The Consultant's services under this Agreement shall commence on the Effective Date and shall continue on a month to month basis until terminated by either party in accordance with this Section V.A. (the "Term"). This Agreement governs all Consulting Services performed by Consultant for the Company during the Term of this Agreement. The CEO may terminate this Agreement for any reason, at any time, upon fifteen (15) calendar days prior written notice to the Consultant, unless a shorter time period is otherwise mutually agreed to by the parties. The Consultant may terminate this Agreement for any reason, at any time, upon fifteen (15) calendar days prior written notice to the Company, unless otherwise a shorter time period is mutually agreed to by the parties. Consultant and Company agree that Consulting Services may change at the discretion of the CEO and does not constitute a termination of the Agreement triggering payment of the First Incentive Bonus or the Second Incentive Bonus, provided that if the CEO assigns services that require authority or power to bind the Company, the Consultant shall, to that extent, have such powers, notwithstanding any contrary provision set forth in I.B. above. If the Consultant terminates the Agreement due to the change in Consulting Services, the termination will be treated as a voluntary termination. If this Agreement is terminated, and the parties fail to execute a new Agreement or an amendment to the Agreement, all services will be discontinued as of the date of such termination; provided, however, the Company shall pay Consultant, upon presentation and approval of the appropriate invoice, the Consulting Fee for the hours worked during the month in which the early termination occurs.

B.             Survival. The provisions set forth in Section IV shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement, which expressly continue to operate after the termination of this Agreement, shall survive the Agreement's termination or expiration.

VI.       OTHER PROVISIONS

A.             Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile or electronic mail on a business day before noon, CST; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, based on the most recent contact information provided by the party.

B.               Choice of Law and Waiver of Jury Trial. This Agreement has been executed and delivered in, and shall be interpreted, construed, and enforced under the laws of, the State of Texas, without giving effect to its conflicts of law principles. Consultant knowingly and intentionally consents to jurisdiction in Dallas County, Texas. With respect to any dispute between Consultant and the Company arising out of or in any way related to this Agreement, Consultant agrees to resolve such dispute(s) before a judge without a jury. CONSULTANT HAS KNOWLEDGE OF THIS SECTION VLB., AND CONTINUES TO WORK FOR THE COMPANY THEREAFTER, HEREBY WAIVING CONSULTANT'S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND CONSULTANT ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, SITTING WITHOUT A JURY.

C.               Limitations on Assignment. By entering into this Agreement, the Company is relying on the unique services of Consultant; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Consultant may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Consultant in violation of this paragraph shall be void and shall result in termination of this Agreement. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment.

D.               Waiver. A party's waiver of any breach or violation of any Agreement provision shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other Agreement provision.

E.                Severability. If any provision(s) of this Agreement is held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision(s) held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability, and, as so limited or modified, the provision(s) and the balance of this Agreement will be enforceable in accordance with their terms.

F.               Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

G.               Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

H.               Entire Agreement, Amendment, Binding Effect. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. Consultant acknowledges and represents that in executing this Agreement, Consultant did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The parties represent that they relied on their own judgment in entering into this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

I.              Ambiguities. Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

J.              Voluntary Agreement. Consultant acknowledges that Consultant has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and Consultant has read this Agreement, as signified by Consultant's signature hereto, and Consultant is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

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By their signatures below, the parties certify that they have read the above Agreement and agree to its terms:

TUESDAY MORNING, INC		MARC KATZ

By:	/s/ Fred Hand	By:	/s/ Marc Katz
Printed Name:	Fred Hand	Printed Name:	Marc Katz
Title:	CEO	Date:	5/19/2021
Date:	5/19/2021